Exhibit 10.5

DATE

NAME
ADDRESS

Dear NAME,

On behalf of the Leadership Team and all partners and employees at Booz Allen, thank you for your extensive contributions to our company for over XX years.

As you are retiring from the company effective DATE (your “Retirement Date”), this letter outlines your benefits and other arrangements related to your retirement.

Total Rewards Through your Retirement Date:

•You will continue to receive your current base compensation on the regular payroll cycle dates.
•You will continue to be eligible for participation and coverage under the company’s medical and other insurance programs in which you are enrolled in as of the date of this letter as well as the company’s Employee Capital Accumulation Program (ECAP).
•[You will remain eligible for reimbursement of currently approved perquisites such as, financial and estate planning. All expenses must be submitted prior to your Retirement Date.]1
•You will not be eligible for any new equity grants as of the date of this letter.

After your Retirement Date:2

•Your coverage under the Officer Medical/Dental Plan and the Executive Medical plan will end upon your Retirement Date, but you may personally continue coverage through COBRA for up to 18 months from your Retirement Date.
•The premiums for your company-paid life insurance coverage of XX will be paid through your Retirement Date. After that date, the insurance vendor will contact you regarding your options to convert to an individual policy.
•Any vested stock options that you do not exercise within 90 days following your Retirement Date shall be forfeited.
•Any stock, units, or stock options granted or issued to you pursuant to the company’s Equity Incentive Plan, as amended (“EIP”) shall be governed by, as applicable, the terms of the EIP and any applicable Award Agreement, except as otherwise provided in this agreement.
•[Performance RSUs that were granted on DATE will continue to vest on schedule as permitted under the “Qualifying Permanent Retirement” provision of the applicable Award Agreement. If a
1 Provided pursuant to the Officer Perquisites Policy, filed as Exhibit 10.45 to Booz Allen Hamilton’s Annual Report on Form 10-K for the year ended March 31, 2018.
2 Unless otherwise stated herein, all payments and benefits set forth in this section are provided pursuant to the Officer’s Retirement Policy, filed as Exhibit 10.4 to Booz Allen Hamilton’s Annual Report on Form 10-K for the year ended March 31, 2025.

Exhibit 10.5
Qualified Permanent Retirement, as defined in your applicable Performance RSU Award Agreement, shall cease to exist prior to the vesting of your Performance RSUs, the unvested Performance RSUs will be forfeited. All other unvested Performance RSUs will forfeit upon your Retirement Date.]

Total Rewards in Exchange for Confidential Separation and General Release Agreement:

As outlined in the Officer Retirement Policy, you are eligible for additional payments and benefits in exchange for signing a Confidential Separation and General Release Agreement. Provided you execute and return the Confidential Separation Agreement and General Release included with this Letter as Attachment A to me on DATE, do not revoke such Confidential Separation Agreement and General Release, and otherwise comply with the requirements of that Agreement, this Retirement Letter, and satisfy any final conditions as determined by management, the following arrangements will apply after your Retirement Date:
•The company will provide you with continued eligibility to receive health and dental insurance coverage under the U.S. Retired Officer Medical and Dental Plan and such continuation/conversion rights as are provided under the terms of the Booz Allen sponsored welfare benefit plans. Only dependents of a retired Officer on the date of retirement are eligible for coverage under the Retired Officer Medical Plan. Should you become employed at a new employer following retirement from Booz Allen, you must enroll in their medical/dental plan at which point coverage under the Booz Allen Medical Plan will be secondary to the plan in which you participate as an active employee.
•The company will provide you with a one-time, lump sum Retirement Payment for each year of service as an Officer since DATE, prorated accordingly. This gross payment of XX, less applicable taxes and withholdings will be made no later than 60 days following your Retirement Date.
•Senior management will recommend the Compensation, Culture and People Committee of the Board of Directors to:
o[If applicable, issue a [prorated FYXX bonus for the period of DATE, to DATE] to be paid on the normal payment date for annual bonuses and subject to Company performance results. The issuance of a bonus payment and the associated value is subject to approval by the Compensation, Culture and People Committee of the Board of Directors in its sole discretion and would be paid no later than two-and one-half months from fiscal year end.]3
o[Waive the forfeiture provisions of certain outstanding time-vested Restricted Stock Unit Agreements under the terms of the Equity Incentive Plan, which provide for forfeiture and/or disgorgement in certain circumstances. This waiver will permit Time-RSU grants made in calendar years XXXX and XXXX which are specifically associated with your standard annual compensation to continue to vest on schedule after your retirement so long as you do not engage in “Competitive Activity” or take certain other actions described in the EIP. All other Time RSUs outstanding as of your Retirement Date will forfeit.]4

The payments and benefits referenced above are expressly contingent upon (i) your execution, non-revocation, and adherence to the terms and conditions of the Agreement and General Release
3 Provided in the discretion of the Compensation, Culture and People Committee of the Board of Directors pursuant to the Bonus Awards for Departing Officers Policy.
4 Provided in the discretion of the Compensation, Culture and People Committee of the Board of Directors pursuant to the EIP.

Exhibit 10.5
documents, as described above, (ii) your submission of expense reports for any not yet expensed business related expenditures and payment of any outstanding balance on your Booz Allen issued American Express account, and (iii) your continued adherence to Booz Allen policies and all other legal duties to the Company and restrictive covenants with the Company to which you are bound. Should you be separated from the Company pursuant to the Company’s Discipline for Misconduct policy prior to the Retirement Date, you will forfeit all benefits outlined in this Retirement Letter following the date of separation.

Please review the terms and conditions of the Non-Solicit, Non-Recruitment, and Non-Competition Agreement and the EIP, as applicable, both of which contain information relative to potential restrictions on or impacts of any future employment opportunities. This can include, but is not limited to, potential forfeiture, disgorgement, and clawback of vested shares or proceeds in the event you engage in a “Competitive Activity” as defined in the EIP, and in certain other circumstances described in the EIP. Additionally, the Non-Solicit, Non-Recruitment, and Non-Competition Agreement includes a requirement to provide written notice to the Company at least ten (10) business days prior to commencing employment at a Restricted Competitor, as such term is defined in the Non-Solicit, Non-Recruitment, and Non-Competition Agreement.

Please note that the submission for reimbursement of any expense referenced in this Retirement Letter must be received no later than your Retirement Date. Each payment made pursuant to this Retirement Letter agreement shall be considered a separate payment within the meaning of Treas. Reg. Section 1.409A2(b)(2)(iii).

Once your employment with the company ends, please be aware that you will still be subject to the federal insider trading laws and regulations. These laws and regulations prohibit your trading in the company’s stock while in possession of material non-public information. I encourage you to carefully consider the material non-public information that you possess at the time you wish to trade in the company’s stock and review the company’s public filings to determine when material non-public information has been publicly disclosed. In addition, due to your senior position in the company, it is important to note that a transaction following retirement is reportable to the SEC if it is subject to Section 16(b) and takes place within six months of a pre-retirement opposite-way transaction that is also subject to Section 16(b). For example, if you sold Booz Allen securities within six months before your retirement and then purchased Booz Allen securities within six months following such transaction and vice versa, you could be subject to Form 4 reporting obligations and short-swing profit recovery.

NAME, thank you again for your many contributions to the company and congratulations on your retirement. Please don’t hesitate to reach to me if you have any questions or need any assistance.

Sincerely,

BOOZ ALLEN HAMILTON INC.

Exhibit 10.5
ATTACHMENT A

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

Booz Allen Hamilton Inc., 8283 Greensboro Drive, McLean, VA 22102, its parent corporation, affiliates, subsidiaries, divisions, successors and assigns and the employees, officers, directors, and agents thereof (collectively “Booz Allen” or the “Company”), and NAME (“Mr./Ms. NAME “ or “I” ) agree as follows:

1.Retirement. NAME will retire from Booz Allen on DATE (referred to throughout this Agreement as “Retirement Date”), as described in the DATE Retirement Letter from Chief People Officer, NAME, to NAME.
2.I acknowledge that Booz Allen advised me to read this Confidential Separation Agreement and General Release (the “Agreement”) and carefully consider all its terms before signing it. Booz Allen has given me 21 calendar days to consider this Agreement. I further acknowledge that:
(a)I carefully read this Agreement, fully understand it, and am entering into it knowingly and voluntarily;
(b)to the extent I decide to sign and return this Agreement to Booz Allen prior to the 21 days that
I have been provided to consider it; I acknowledge that I have done so voluntarily;
(c)I have seven days after signing to revoke my agreement (“Revocation Period”) by providing written notice to Booz Allen’s Chief People Officer;
(d)this Agreement will not be effective until the Revocation Period has expired without my revoking (the “Effective Date”);
(e)in the event Booz Allen makes changes to the consideration in this Agreement, whether material or immaterial, I understand that any such changes will not restart the 21-day consideration period provided above;
(f)Booz Allen advised me to discuss this Agreement with an attorney (at my own expense) before signing it and I decided to seek legal advice or not seek legal advice to the extent I deemed appropriate, and;
(g)I understand that the waivers and releases contained in this Agreement do not apply to any rights or claims that may arise after the date that I execute the Agreement.
3.Consideration. As consideration for my agreement to the terms herein, Booz Allen will continue my employment with my current salary and benefits until the Retirement Date, as well as provide the additional consideration outlined in the letter dated DATE from NAME, Chief People Officer, to which I would not otherwise be entitled upon separation of employment.
Nothing in this Agreement shall be construed to modify the “at-will” nature of my employment with Booz Allen, whereby either Booz Allen or I may terminate my employment at any time.
4.Acknowledgments. I: (a) would not receive the monies and benefits specified in Section 3 above, except for the execution of this Agreement, and the fulfillment of the promises contained herein; (b) acknowledge receipt of all compensation and benefits due as a result of services performed for Booz Allen except as provided in this Agreement; (c) have reported to Booz Allen any and all work-related injuries incurred during employment; (d) have had the opportunity to provide Booz Allen with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Booz Allen or any other released party; and (e) have not raised a claim, including but not limited to, unlawful discrimination, harassment, sexual harassment, abuse, assault, other criminal conduct, or retaliation in a court or government agency proceeding, involving Booz Allen or any other released party.

Exhibit 10.5
5.General Release of Claims. I knowingly and voluntarily release and forever discharge Booz Allen of and from any and all claims, whether now known or not known, against Booz Allen, which includes my heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Agreement as “NAME” or “I”) that I have or may have arising out of or in any way connected to my employment with Booz Allen as of the date I sign this Agreement. My release of claims includes, but is not limited to any alleged violation of: the Civil Rights Act of 1964; the Civil Rights Act of 1866, 42 USC § 1981; the Americans with Disabilities Act; the Equal Pay Act; the Age Discrimination in Employment Act (“ADEA”); the Employee Retirement Income Security Act (“ERISA”); the National Labor Relations Act (“NLRA”), any amendments to the foregoing, any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, any public policy, contract, tort, or common law, and any claim for back pay, front pay, compensatory damages for medical expenses, pain and suffering, emotional distress, or mental anguish, punitive damages, interest, tax, costs, fees, or other expenses including attorneys’ fees incurred in these matters.
6.Cooperation. I agree to assist and cooperate in the transition of any and all client and/or Booz Allen work.  In addition, I agree to cooperate fully with the Company in any government and/or Company-directed investigations, as well as in the defense or prosecution of any claims or actions now in existence or that may be brought or threatened in the future against or on behalf of the Company.  I also agree that if contacted (directly or indirectly) by any individual or entity, other than by law enforcement or regulatory authorities, about matters that may be related to the Company’s business interests, I will promptly (within 48 hours) notify the Company of such contact(s) and provide information including, but not limited to, identification of the contacting entity and the substance of any such (or related) communications.
7.Confidentiality. I understand and agree that the terms and conditions of this Agreement are confidential. I will not disclose the existence or substance of this Agreement to anyone except my spouse, financial advisor, law enforcement or regulatory authorities and any attorney with whom I may choose to consult regarding consideration of this Agreement, except as agreed to in writing by Booz Allen or as required by law or pursuant to Court Order. I agree to advise any person(s) permitted to receive information about this Agreement of the Confidentiality terms and that such person(s) must maintain the strict confidentiality of such information and must not disclose it unless otherwise required by law.
8.Venue, Governing Law, and Interpretation. I acknowledge that a substantial portion of Booz Allen’s business is based out of and directed from the Commonwealth of Virginia.  I also acknowledge that during my employment, I have had substantial contacts with the Commonwealth of Virginia.  Therefore, Booz Allen and I agree that the exclusive forum for any action, demand, claim, or counterclaim relating to the terms and provisions of this Agreement, or to their breach, shall be in the appropriate state or federal court located in the Commonwealth of Virginia.  Booz Allen and I consent that such courts shall have personal jurisdiction over the parties to this Agreement. This Agreement should be governed and conformed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the General Release of Claims, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
9.Proprietary Information. I agree not to directly or indirectly use, disclose, or reproduce, other than to law enforcement or regulatory authorities, Booz Allen “Proprietary Information,” which includes, but is not limited to proprietary know-how; operational, competitive, financial, technical, and personnel information; inventions; techniques; computer software; and related documentation and materials and that I shall otherwise comply with the Agreement Concerning Proprietary Information and Intellectual Property that I executed upon hire with the Company, other than as required by law or pursuant to Court Order.

Exhibit 10.5
10.Nonadmission of Wrongdoing and No Negative Statements. I understand and agree that this Agreement is not an admission of guilt or wrongdoing by Booz Allen, and I acknowledge that Booz Allen does not believe or admit that it has done anything wrong. I will not represent that this Agreement is an admission of guilt or wrongdoing by Booz Allen and also will not do anything to criticize, denigrate, or disparage Booz Allen
11.Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of my termination of employment with the Company, I am a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits under the Agreement (without any reduction in such payments or benefits ultimately paid or provided to me) until the date that is six months following my termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to me under the Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under the Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. All payments to be made upon a termination of employment under the Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code.
12.Entire Agreement. This Agreement sets forth the entire agreement between me and Booz Allen, and fully supersede any prior agreements or understandings between the parties on the matters set forth herein. However, this Agreement is not intended to supersede obligations under the Agreement Concerning Proprietary Information and Intellectual Property, the Non-Recruitment, Non-Solicitation and Non-Competition Agreement, the DATE Letter Agreement, the Director and Officer Indemnification Agreement, or any other agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition, or dispute resolution, the obligations under which are made in addition to, not in lieu of, this Agreement. I have not relied on any representations, promises, or agreements of any kind, except for those set forth in this Agreement. This Agreement may not be modified, amended, or otherwise changed except with express written consent of both parties with specific reference made to this Agreement. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.
13.Exceptions and No Interference with Rights. Nothing in this Agreement is intended to waive claims that may arise after I sign this Agreement, or which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the acknowledgments, general release of claims, cooperation, confidentiality, no negative statements, and proprietary information, limits or affects my right to challenge the validity of this Agreement under the ADEA or the OWBPA, prevents me from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any

Exhibit 10.5
federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, although by signing this Agreement I am waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by me or on my behalf by any third party, except for any right I may have to receive a payment or award from a government agency (and not Booz Allen) for information provided to the government agency or otherwise where prohibited.
In exchange for the consideration in Section 3 and other promises contained in this Agreement, I am entering into this Agreement voluntarily, deliberately, and with all information needed to make an informed decision to enter this Agreement. I have been given the opportunity to ask any questions regarding this Agreement and have been given notice of and an opportunity to retain an attorney or already am represented by an attorney.

______________________________________
Signature – NAME

Date:    ________________________________

In exchange for the promises contained in this Agreement, Booz Allen promises to provide the benefits set forth in this Agreement.

BOOZ ALLEN HAMILTON INC.

By: ____________________________________

Title: __________________________________

Date: __________________________________